UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 25, 2013

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-35293	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Atrium Way, Suite 265 Mount Laurel, New Jersey	08054
(Address of Principal Executive Offices)	(Zip Code)

(856) 273-6980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Central European Distribution Corporation (the “Company”) and Roust Trading Ltd. (“Roust Trading”) have entered into a credit facility with an aggregate principal amount of $50 million(the “RTL Credit Facility”).

Most of the Company’s subsidiaries are guarantors under the RTL Credit Facility. The RTL Credit Facility benefits from security granted by certain of the Company’s subsidiaries in Russia over inventory of specified brands with an aggregate value of goods in circulation at any time not less than 2,170,000,000 Russian rubles (approximately $70 million) calculated by reference to the balance sheet value of the goods (excluding VAT).

Pursuant to the terms of the RTL Credit Facility, $50 million aggregate principal amount of the 3% senior notes due 2013 issued by the Company to RTL in May, 2012, (the “RTL Notes”) is being converted into a new term loan from Roust Trading to the Company in an aggregate principal amount of $50 million (the “Conversion”). The amounts owed under the RTL Credit Facility are to be used for working capital and general corporate purposes.

The RTL Credit Facility has a final maturity date falling 12 months after the date on which the Conversion takes place (the “Final Maturity Date”). Subject to certain conditions, CEDC may voluntarily prepay the whole or any part of the RTL Credit Facility by giving not less than 5 business days’ notice to Roust Trading (or such shorter period as Roust Trading may agree).

The RTL Credit Facility bears interest at 3.00% per annum and accrued interest under the RTL Credit Facility will be payable by the Company on March 18, 2013, September 18, 2013 and the Final Maturity Date. On the last day of the first interest period under the RTL Credit Facility, the Company will also pay to Roust Trading an amount equal to the amount of interest accrued on $50 million of the RTL Notes between September 18, 2012 and the day falling immediately prior to the date on which the Conversion takes place.

The RTL Credit Facility requires the Company and the guarantors to make a number of customary representations and comply with a number of customary undertakings.

The RTL Credit Facility contains certain events of default, the occurrence of which would, subject to any applicable grace periods and agreed exceptions, allow Roust Trading to accelerate, among other things, the outstanding term loan, cancel its commitment under the RTL Credit Facility, declare that all or part of the term loan be payable on demand and/or exercise any or all of its rights, remedies powers or discretion under the RTL Credit Facility, the security documents or any other Finance Documents (as defined in the RTL Credit Facility). The events of default, subject to certain agreed exceptions, include: (a) non-payment; (b) breach of other obligations under the RTL Credit Facility, security documents or any other Finance Documents; (c) misrepresentation; (d) insolvency, insolvency proceedings and creditors’ process in respect of any significant subsidiary of the Company (other than ISF GmbH, Pasalba Limited, Peulla Enterprises Limited, Bravo Retail LLC and CEDC Finance Corporation International, Inc.); (e) unlawfulness and invalidity; and (f) repudiation.

An event of default under the RTL Credit Facility will also occur if there is an “event of default” under:

(a) the 9.125% senior secured notes due 2016 and the 8.875% senior secured notes due 2016 issued by CEDC Finance Corporation International, Inc. (the “Existing 2016 Notes”) resulting in (i) acceleration in payment of the Existing 2016 Notes and (ii) the exercise of any remedies exercisable as a result of such acceleration by the Trustee or the Holders of the Existing 2016 Notes permitted by the terms of the Existing 2016 Notes in relation to the collateral for the Existing 2016 Notes granted by any member of the Group as defined in the RTL Credit Facility (except the Company or CEDC Finance Corporation International, Inc.); and

(b) any mortgage, agreement or other instrument (other than any such mortgage, agreement or other instrument relating to the Existing 2016 Notes, the 3.00% convertible senior notes due 2013 issued by the Company or the RTL Notes) under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed of any member of the Group (other than the Company or CEDC Finance Corporation International, Inc.) (“Relevant Indebtedness”), whether such Relevant Indebtedness now exists or shall hereafter be created either (i) resulting in such Relevant Indebtedness becoming or being declared due and payable, or (ii) constituting a failure to pay the principal or interest of any such Relevant Indebtedness when due and payable ((i) and (ii) each being a “Relevant Default”) (and, in the case of this paragraph (b), if such Relevant Default is not cured or waived within 30 calendar days), and, in each case, the amount of any such Relevant Indebtedness, together with the amount of any other Relevant Indebtedness or the maturity of which has been so accelerated, aggregates $30,000,000 or more.

The RTL Credit Facility is governed by and construed in accordance with English law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Ryan Lee
Ryan Lee
Chief Financial Officer

Date: February 28, 2013